Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2021, with respect to the financial statement included in the Annual Report of Bioventus Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statement of Bioventus Inc. on Form S-8 (File No. 333-252981).

/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 26, 2021